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                        Exhibit 10(iii)(A)(9)



DATE:    September 18, 1997

TO:      BAE

FROM:    WLS

RE:      Intrav Employment



The following sets forth the agreement we made today.

I will become CFO of Intrav/Clipper ASAP but no later than Friday, September 26, 1997. I will also go on the Board of Directors. My annual salary will be $140,000, and I will be granted 100,000 options to buy Intrav stock at the market price prevailing on the day I become CFO. Upon termination of my employment with Intrav, I will receive a severance payment of $100,000.

I will retain all of my existing advisory, consulting, and director relationships and continue to receive compensation therefrom, but I will agree not to enter into any new relationships without your specific consent.



Acknowledged & Agreed:



/s/ Barney A. Ebsworth
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Barney A. Ebsworth



/s/ Wayne L. Smith II
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Wayne L. Smith II